UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 29, 2009
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On October 29, 2009, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended September 30, 2009.  The conference call was previously announced in the earnings release dated October 28, 2009.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

Let me begin with a review of some of the highlights for the quarter.  First I would like to address the significant OTTI impairment recognized in the third quarter on our trust preferred portfolio.  Certainly this will receive a great deal of attention; however, we view it as a natural progression, given that we had previously recognized the significant fair value mark in equity under accumulated other comprehensive income.  Accordingly, it did not have any material impact on tangible capital or tangible book value which actually increased to $9.92 per share at September 30 from $9.02 per share at June 30, 2009.   The total charge for the quarter was $30.8 million and that equates to $1.06 per share in diluted EPS.  It is a significant charge, but we view it as a necessary part of the process by which we are able to put these securities behind us.

Although we have maintained good credit quality in the loan portfolio throughout this real estate credit cycle, we have been forced to deal with the real estate and construction credit issues by proxy, through other banks, by way of our pooled trust preferred securities.  The bulk of our exposure has previously been dealt with through our OCI charges and we have already taken substantial reductions in tangible common equity and tangible book value through our balance sheet valuation of these securities.  The good news is that this third quarter charge does not impact those equity measures and, again, we have significantly reduced our exposure.

Based on information that we are able to observe, to date, we feel that we have conservatively dealt with the valuation of these securities in contrast with many banks that seem to carry mezzanine tranches of these securities at higher valuations and with lesser OTTI charges.

Absent the impairment charges, we continue to produce solid operating results and earnings.  Margin showed improvement over the linked quarter.  Despite an elevated level of credit provisions, increased FDIC premiums and reductions in FHLB dividends we were able to produce core earnings of about $4.3 million for the quarter.  These earnings were further supplemented by a FAS 141 gain on the acquisition of TriStone Community Bank of $4.5 million less $1.5 million in merger-related expenses.

Speaking of TriStone, I would add that we are very happy with the addition of those branches in Winston-Salem and extremely pleased with management and staff additions. We have completed the full integration of TriStone with the data conversion occurring on September 18.  We had a very smooth conversion with no disruption and operations are working very nicely.

Since the completion of the transaction on July 31, Skip Brown has led the Winston/Triad market and we are very encouraged with our enhanced prospects in that region.  We believe this merger has significantly enhanced our position in the Triad Region and specifically in Winston-Salem, and we believe this will be a nice catalyst for growth in that market.

In the area of management and organization, we have also completed a re-organization into five new Regions and we have established leadership around five Regional Presidents who are well known in their markets.  This regional structure will be helpful to us in delivering on our mission of providing local community banking services.

Late in the second quarter we further supplemented capital with the exercise of the greenshoe related to our June common offering.  That added about $8.1 million in new common equity.  We also repaid our Treasury Preferred investment in July.  We are pleased to have that redemption completed.

Gary Mills is also with us today and he will cover our lending and credit activities; however, I would like to say that we are pleased that our non-performing loan totals continue to be controlled at good level despite the difficulties in the real estate and construction markets.  As of September 30 we remain at levels below our year-end 2008 NPL’s and our total NPA’s likewise remain at a relatively low level versus our peers and the industry in general.

David D. Brown, Chief Financial Officer –

As you saw from yesterday’s release, we reported a net loss for the third quarter of $11.3 million.  However, on a core basis we came in at $4.3 million for the quarter.  Obviously, the largest item for the quarter was the impairment charges we recognized on our pooled trust preferred holdings.  Those charges amounted to $30.5 million pre-tax and $19.2 million on an after-tax basis.

The third quarter was certainly the worst we have seen for default and deferrals in the collateral underlying those pools.  In fact, most of the deals saw a 30% - 40% increase in defaults and deferrals, with one experiencing a 60% increase.  The actual experience had the most profound impact on our cash flow projections for this quarter.

After seeing the actual third quarter performance, we elected to enhance our assumptions regarding future defaults and deferrals.  We want to be as realistic as possible when it comes to possible losses, so we went into each pool and developed a broad watch list of “at-risk” issuers.  We then assigned each institution on the watch list a probability of default ranging from 20% to 100%.  At the end of the day, we determined the $30.5 million charge was the most appropriate.

Margin increased modestly to 3.68% for the third quarter.  Asset yields dropped a little.  We also maintained a fairly heavy liquidity position of $71 million on average through the quarter, which hurt somewhat.  Where we continue to make some headway is in the cost of the time deposit portfolio, where we dropped to 2.79% from 3.06% last quarter.

We made a $3.4 million provision for loan losses during the second quarter, which kept the allowance at 1.25% of loans.  Ex-TriStone, the reserve would have been built to around 1.37%.

Wealth revenues showed a minor decrease for the quarter on a linked basis.  Last quarter was a particularly good one for IPC, but both trust and brokerage had slower third quarters.  On a linked-quarter basis, deposit account service charges increased $168 thousand.  As anticipated, insurance revenues declined slightly from the second quarter, but stay on track for our estimate of $7.0 million in annual commission revenues.

We continue to position the investment portfolio to deploy liquidity in a safe manner.  We continued to do some selling and repositioning in the investments portfolio through the quarter, and recognized gains of approximately $866 thousand.
In the area of non-interest expense, third quarter efficiency ratio was a respectable 59.4%.  Salaries and benefits increased $455 thousand on a linked-quarter basis.  The biggest items in that increase were the $201 thousand from the two months of TriStone branches and $69 thousand from GreenPoint.  Total FTE at quarter-end was 650, an increase of 10 from last quarter.  TriStone added roughly 15 and there was a net decrease of 5 from other areas of the Company.

On a linked-quarter basis, other operating expenses were pretty much in line with last quarter.

We closed and converted the TriStone deal this past quarter.  We are very happy to have Skip Brown and Mark Evans continue on with us in meaningful roles.  We feel they can really set some good things in motion for us in the Winston-Salem area.  Booking that deal resulted in a preliminary gain of $4.5 million.  Loan valuations are being finalized, but we don’t expect much to change.  We also recognized approximately $1.5 million in merger-related expenses, which brings the pre-tax gain on acquisition to approximately $3.0 million.

Total assets grew to $2.3 billion over the quarter driven by the TriStone deal.  TriStone accounted for roughly $135.4 million of deposits at September 30, 2009, which means the base bank shed deposits of roughly $20.3 million.  That was all in the time portfolio as we continue to allow high cost money roll off.
We repaid the government capital in third quarter and recognized total preferred dividends of just over $1 million.  $972 thousand of that is a “deemed dividend” that removed the remaining discount of the preferred issuance from equity.  We were the 34th bank to receive TARP funds and the 32nd bank to repay the Treasury.

Total risk-based capital at the holding company is expected to be approximately 12.2% and at the bank, 11.4%.  The Company and the Bank continue to be well-capitalized and in a strong position.

Gary R. Mills, Chief Credit Officer –

The total loan portfolio grew approximately $127.5 million during the quarter to $1.4 billion as of September 30, 2009.  The primary contributor to the portfolio growth was the consummation of the Tri-Stone Community Bank acquisition.  I would note, however, that the FCB portfolio, exclusive of the Tri-Stone acquisition, grew approximately $7 million during the quarter, driven primarily by draws on previously booked commercial construction loans and new originations of owner occupied 1-4 family residential real estate loans.

Total delinquency measured 1.62% as of quarter-end as compared to 1.35% as of second quarter and 1.97% as of year-end 2008.  During the quarter loans 30-89 days delinquent increased from a very low 0.44% second quarter posting to 0.75% as of third quarter; while non-accrual loans declined from 0.92% to 0.88%.  The increase in loans 30-89 days delinquent can be primarily attributed to the residential real estate segment of the portfolio.  I would note that total delinquency within the FCB residential real estate mortgage portfolio as of quarter-end totaled 1.47%, which compares extremely well to second quarter FDIC peer total delinquency of 4.93% and the second quarter Mortgage Bankers Association national survey total delinquency of 9.24%.

Net charge-offs for the quarter totaled $2.65 million, or 0.77% annualized; as compared to $2,43 million, or 0.77% annualized for the second quarter.  The largest charge-off during the quarter was $395 thousand and was the result of a write down on a non-accrual A&D loan that the bank has been managing through its Special Assets area under a forbearance agreement since the third quarter of 2008.  In anticipation of an early fourth quarter foreclosure sale, the collateral was re-evaluated during the third quarter to determine an estimate of net realizable value.

The annualized net charge-off percentage of 0.77% compares very well to second peer data of 1.16%.  The provision for the quarter totaled $3.42 million, or 129% of net charge-offs, and took the allowance to $17,44 million, or 1.25% of total loans.  The allowance as of second quarter totaled $16.68 million and was 1.31% of total loans.  The decline in the allowance as a percentage of total loans can be attributed to the purchase accounting of the Tri-Stone acquisition.  Excluding the Tri-Stone loan portfolio, the allowance as a percentage of total loans would be 1.37%.  While we continue to be pleased with the loan quality metrics of our portfolio, prudence and our allowance methodology dictate that the bank continue to grow the allowance.

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	October 30, 2009	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer